Exhibit 99.1

HCP Prices $800 Million of 4.25% Senior Unsecured Notes Due 2023

LONG BEACH, CA – November 5, 2013 – HCP (NYSE:HCP) today priced an offering of $800 million of 4.25% senior unsecured notes due 2023.  The offering size was increased in response to investor demand.  The price to investors was 99.540% of the principal amount of the notes representing a yield-to-maturity of 4.307%.

The net proceeds from the offering after expenses are approximately $789 million and will be used to pay at maturity the $400 million of our 5.65% senior unsecured notes due December 15, 2013.  The remaining net proceeds will be used to repay amounts outstanding under our bank line of credit and for general corporate purposes.

The offering is expected to close on November 12, 2013, subject to customary closing conditions.

Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, RBS Securities Inc., Credit Agricole Securities (USA) Inc. and RBC Capital Markets, LLC acted as joint book-running managers for the offering.

This offering of notes may be made only by means of a prospectus supplement and a prospectus.  A copy of the prospectus supplement and the prospectus relating to the offering will be filed with the Securities and Exchange Commission and, when available, can be obtained from: (i) Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, toll free at 1-800-831-9146 or at batprospectus@citi.com; (ii) Credit Suisse Securities (USA) LLC, at One Madison Avenue, New York, New York 10010, Attn: Prospectus Department, or toll free at 1-800-221-1037; and (iii) RBS Securities Inc., at 600 Washington Boulevard, Stamford, CT 06901, or toll free at 1-866-884-2071.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification thereof under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  HCP’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospital.  A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 28 consecutive years; (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index; and (iv) is a global leader in sustainability as a member of the CDP, Dow Jones and FTSE4Good sustainability leadership indices, and the Global and North American healthcare sector leader for GRESB.

Forward-looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  These risks and uncertainties include general economic conditions and the ability of HCP to complete the offering and deploy the resulting proceeds as indicated above.  Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

Contact

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

(562) 733-5309